AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 2013

Registration Statement No. 333-163407

Registration Statement No. 333-188890

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-163407

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-188890

UNDER

THE SECURITIES ACT OF 1933

DOLE FOOD COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	99-0035300
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Dole Drive Westlake Village, California	91362
(Address of Principal Executive Offices)	(Zip Code)

DOLE FOOD COMPANY, INC. 2009 STOCK INCENTIVE PLAN

(Full title of the plan)

C. Michael Carter

Dole Food Company, Inc.

One Dole Drive

Westlake Village, California 91362

(Name and address of agent for service)

(818) 879-6600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Dole Food Company, Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-163407, registering 6,000,000 shares of Company common stock, par value $0.001 per share (“Common Stock”), under the Dole Food Company, Inc. 2009 Stock Incentive Plan (the “Plan”), as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 30, 2009; and

2.	Registration Statement No. 333-188890, registering 7,000,000 shares of Common Stock under the Plan, as previously filed with the SEC on May 28, 2013.

On November 1, 2013, pursuant to an Agreement and Plan of Merger, dated as of August 11, 2013 and amended on August 19, 2013 and September 19, 2013, by and among the Company, David H. Murdock, DFC Holdings, LLC, a Delaware limited liability company (“Parent”), and DFC Merger Corp., a Delaware corporation (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

This Post-Effective Amendment to the Registration Statements is being filed solely for the purpose of deregistering any and all securities previously registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Westlake Village, California, on November 4, 2013.

DOLE FOOD COMPANY, INC.

By:	/s/ C. Michael Carter
C. Michael Carter
President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ David H. Murdock	Chief Executive Officer and Director	November 4, 2013
David H. Murdock

/s/ C. Michael Carter	President, Chief Operating Officer and Director (Principal Executive Officer)	November 4, 2013
C. Michael Carter

/s/ Keith C. Mitchell	Vice President and Chief Financial Officer (Principal Financial Officer)	November 4, 2013
Keith C. Mitchell

/s/ Yoon J. Hugh	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 4, 2013
Yoon J. Hugh

/s/ Janine Peck	Director	November 4, 2013
Janine Peck